[GRAPHIC OMITTED]
                                 ALLIANT ENERGY

                                                        Alliant Energy
                                                        Worldwide Headquarters
                                                        222 W. Washington Ave.
                                                        P.O. Box 192
                                                        Madison, WI  53701-0192
                                                        www.alliant-energy.com

News Release
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE       Media Contact:     David Giroux at (608) 252-3924
                            Finance Contact:   Bob Rusch at (608) 252-3470


ALLIANT  ENERGY  RESOURCES   COMPLETES  $402.5  MILLION  PRIVATE   PLACEMENT  OF
EXCHANGEABLE SENIOR NOTES

         MADISON,  WIS.  --  February  1,  2000 --  Alliant  Energy  Corporation
(NYSE:LNT) today announced that its wholly-owned subsidiary, Alliant Energy Resources, Inc., completed a private placement of 5,940,960 exchangeable senior notes in accordance with Rule 144A under the Securities Act of 1933.

         The exchangeable senior notes were issued in the original aggregate principal amount of $402.5 million, and will be due in 2030. The exchangeable senior notes have an interest rate of 7.25 percent through February 15, 2003 and
2.5 percent thereafter. The exchangeable senior notes are exchangeable for cash based upon the value of McLeodUSA Incorporated Class A Common Stock. Alliant Energy Corporation has agreed to fully and unconditionally guarantee the payment of principal and interest on the exchangeable senior notes.

         Alliant Energy Resources expects to use the net proceeds from the sale of the exchangeable senior notes (1) to repay commercial paper Alliant Energy Resources issued initially to capitalize its wholly-owned exempt telecommunications company and indirectly, through an internal transfer of assets, to fund Alliant Energy Resources recent investment in Brazil and (2) for general corporate purposes, including to fund potential future investment opportunities in energy marketing, co-generation, environmental services and other areas. Alliant Energy Resources may initially invest net proceeds that it does not immediately require in short-term marketable securities.

         The exchangeable senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration under such Act or an applicable exemption from the registration requirements.

                                      # # #